Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - June 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013
Yield	18.75%
Less: Coupon	0.55%
Servicing Fee	1.50%
Net Credit Losses	4.83%
Excess Spread :
June-11	11.87%
May-11	10.46%
April-11	9.49%
Three Month Average Excess Spread	10.61%
Delinquency:
30 to 59 Days	0.69%
60 to 89 Days	0.55%
90+ Days	1.38%
Total	2.62%
Principal Payment Rate	22.58%